EXHIBIT 23.4

InTraCoM GmbH Lengsdorfer Hauptstr. 73 53127 Bonn /Germany

InTraCoM GmbH

Lengsdorfer Hauptstr. 73

53127 Bonn

Tel.: +49 228 504349-0

Fax: +49 228 504349-29

Internet: www.intracomgroup.de

Dr.-Ing. Dierk-Oliver Kiehne, MBA

Durchwahl +49 228 504349-20

Email: kiehne@intracomgroup.de

Bonn, 14.07.2026

To Whom It May Concern:

We consent to the reference to InTraCoM GmbH and to our intellectual property valuation report dated 2025-10-16 in the Registration Statement on Form S-4 of Tigerless AI Hold- ings Inc.

We also consent to the filing of this consent as an exhibit to such Registration Statement.

Very truly yours,

Dr.-Ing. Dierk-Oliver Kiehne

CEO Intracom GmbH

Patentbewertungsunternehmen des Jahres 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024
Geschäftsführer: Dr.-Ing. Dierk-Oliver Kiehne, MBA Amtsgericht Stuttgart HRB 224141 [USt-ID DE 181449344]